EXHIBIT INDEX

Exhibit A:
  Attachment to item 77B: Accountant's report on internal control.

Exhibit B:
  Attachment to item 77C: Submission of matters to a vote of security holders.

Exhibit C:
  Attachment to item 77D: Policies with respect to security investments.

Exhibit D:
  Attachment to item 77Q1: Copies of: new advisory agreement, amended and restated by-laws and declaration of trust.

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Exhibit A:

Report of Independent Auditors

Board of Trustees
The Rodney Square Strategic Fixed-Income Fund
Wilmington, Delaware

In planning and performing our audit of the financial statements of The Rodney Square Strategic Fixed-Income Fund (the "Fund"), comprised of the Short/Intermediate Bond, Intermediate Bond and Municipal Bond Portfolios, for the year ended October 31, 1998, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the specific internal control components does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operations, including controls for safeguarding securities, that we consider to be material weaknesses as defined above at October 31, 1998.

This report is intended solely for the information and use of the Board of Trustees and management of the Fund and the Securities and Exchange Commission.

ERNST & YOUNG LLP

Philadelphia, Pennsylvania
December 4, 1998



Exhibit B:

The shareholders meeting held June 25, 1998, is incorporated herein by reference to Form N30-D filed with the Securities and Exchange Commission on December 30, 1998.



Exhibit C:

Effective June 29, 1998, the Short/Intermediate Bond Portfolio's primary investment policy was amended to provide that the Portfolio will invest 85% of its total assets in investment-grade income securities. Prior thereto, the policy provided that the Portfolio invests at least 65% of its total assets in fixed income securities.



Exhibit D:

The new Advisory Agreement dated June 29, 1998 and the
Declaration of Trust dated June 15, 1998, are incorporated herein by reference to PEA #19 filed June 26, 1998.

The amended and restated By-Laws dated August 17, 1998, are incorporated herein by reference to PEA #20 filed December 30, 1998.